Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter Results; Adjusted FFO per Share Increases 13.3%, Issues Guidance for 2016

BUFFALO, N.Y.--(BUSINESS WIRE)--February 17, 2016--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2015.

Fourth Quarter 2015 Highlights:

  Achieved adjusted funds from operations per fully diluted common share of $1.28, representing a 13.3% increase over the same period last year.
  Increased same store revenue by 6.7% and net operating income ("NOI")(1) by 7.8% as compared to the fourth quarter of 2014.
  Grew same store average occupancy for the quarter by 120 basis points to 90.5% compared to the same period in 2014. Same store occupancy at December 31, 2015, was 90.1%; a full 120 basis points over December 31, 2014.
  Paid a quarterly dividend of $0.85 per share of common stock.
  Achieved full year adjusted funds from operations per fully diluted common share of $4.94, representing a 13.3% increase over full year 2014 results. This is the Company’s fifth consecutive year of double digit percentage adjusted FFO growth.
  Attained credit rating upgrades from both Standard and Poor’s and Fitch (to BBB from BBB-). Moody’s Investors Service also initiated coverage with a ‘Baa2’ credit rating on the Company’s corporate credit and issue-level ratings.

Net income available to common shareholders for the fourth quarter of 2015 was $30.0 million or $0.83 per fully diluted common share. For the same period in 2014, net income available to common shareholders was $25.7 million or $0.76 per fully diluted common share.

Funds from operations (“FFO”)(2) for the quarter were $1.26 per fully diluted common share compared to $1.08 for the same period last year. Absent $0.6 million of acquisition costs incurred in the fourth quarter of 2015 and $1.9 million of acquisition costs and straight-line rent adjustments in the fourth quarter of 2014, adjusted FFO per fully diluted common share was $1.28 and $1.13 for the fourth quarter of 2015 and 2014, respectively.

Increased occupancy and rental rates were the primary contributors to the Company’s strong FFO growth during the quarter.

OPERATIONS:

Total revenues increased 11.9% over last year’s fourth quarter while operating costs increased 10.6%, resulting in an NOI increase of 12.5%. Overall occupancy averaged 89.8% for the period, and rental rates averaged $12.83 per sq. ft.

Revenues for the 399 stores wholly owned by the Company since January 1, 2014 increased 6.7% from those of the fourth quarter of 2014, the result of a 120 basis point increase in average occupancy, a 5.0% increase in rental rates and increases in tenant insurance administrative fees and other income.

Same store operating expenses increased 4.6% for the fourth quarter of 2015 compared to the prior year period, primarily the result of increased real estate taxes.

Consequently, same store net operating income increased 7.8% this period over the fourth quarter of 2014.

General and administrative expenses increased by approximately $1.1 million over the same period in 2014, primarily due to increases in personnel costs associated with operating 24 more stores during the quarter than at this time last year, and legal fees. Beginning with the first quarter of 2015, the company reclassified internet marketing costs from general and administrative expenses to property operations expense for all periods presented so as to be consistent with industry practices.

During the fourth quarter of 2015, the Company experienced same store revenue growth in 28 of its 29 major markets in the same store pool. Overall, the markets with the strongest revenue impact include those in Florida, New York and Georgia.

For the full year 2015, same store revenues increased by 6.2% and same store NOI improved by 7.9%. Same store occupancy at December 31, 2015 increased by 120 basis points over that of December 31, 2014 to 90.1%.

PROPERTIES:

During the quarter, the Company acquired one store near Philadelphia, PA at a cost of approximately $6.6 million. It also sold two non-strategic facilities in South Carolina for approximately $4.0 million. Both were acquired as part of a portfolio purchased in September, 2015.

As described in its prospectus filed January 19, 2016, the Company entered into contracts to acquire 30 self storage facilities in ten different states for a total purchase price of approximately $398 million (including the Philadelphia store referenced above). The facilities include five single store acquisitions and four portfolio acquisitions; one comprised of 13 stores, and three comprised of four properties each. In aggregate, the newly announced transactions include 21 stabilized properties in the Company’s existing markets of Boston/SE New Hampshire (6), Central/Southern Florida (5), Connecticut (2), Dallas (3), Denver (1), New York City metro area (2) and Philadelphia (2). A contract to acquire a recently developed facility in Phoenix, AZ, another market in which the Company has a presence, was also executed. The balance of the acquisitions includes eight properties in the Los Angeles, CA metro area, a new market for the Company. Seven of these properties are stabilized while the eighth property is a newly developed store in North Los Angeles County.

As noted above, one of the Philadelphia properties was acquired in December, 2015, at a cost of approximately $6.6 million. In January and February, 2016, 19 of the aforementioned stores were acquired at a cost of approximately $222 million; four in Southern Florida, four in Los Angeles, six in Boston/SE New Hampshire, three in Dallas and one each in Phoenix and Philadelphia. The purchase price of all of these acquisitions was funded through draws on the Company’s line of credit, which draws have been subsequently repaid through proceeds of the Company’s underwritten public offering described below. The remaining 10 previously announced properties are expected to be acquired at various dates through April, 2016, at a total cost of approximately $169 million.

In addition to the transactions described above, the Company is also under contract to purchase three Certificate of Occupancy properties; two in Chicago, one in Charleston, SC and one in Miami, FL. The Miami property was acquired at a cost of approximately $11 million in February 2016. The Company expects to execute the purchase of the three remaining properties upon completion of construction at various dates later in 2016 for total consideration of approximately $27 million.

The purchase of the remaining facilities by the Company is subject to customary conditions to closing, and there is no assurance that these properties will be acquired.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at December 31, 2015:

  Debt to Enterprise Value (at $107.31/share) 17.4%
  Debt to Book Cost of Storage Facilities 33.4%
  Debt to EBITDA Ratio 3.8x
  Debt Service Coverage 6.1x

At December 31, 2015, the Company had approximately $7.0 million of cash on hand, and $221 million available on its line of credit, excluding its expansion feature.

During the quarter, the Company issued 450,000 shares pursuant to its “At The Market” program at an average price of $99.58 per share. The net proceeds of $44.2 million were used, in part, to acquire the aforementioned properties. In October, the Company issued 45,370 shares at a price of $96.45 through its Dividend Reinvestment Plan.

On January 4, 2016, the Company increased its line of credit facility from $300 million to $500 million. This increase was pursuant to an expansion feature set forth in the Company’s existing unsecured credit agreement. The other terms of the Company’s line of credit facility were unchanged.

On January 20, 2016, the Company agreed to issue and sell 2,300,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 345,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $105.75 per share. The offering of 2,645,000 shares of the Company’s common stock closed on January 25, 2016, resulting in net proceeds to the Company of approximately $269.7 million, part of which was used to fund the aforementioned properties.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $0.85 per share or $3.40 annualized.

YEAR 2016 EARNINGS GUIDANCE:

Management is encouraged by its occupancy gains and its ability to attain significant rental rate growth in most markets. The following assumptions covering operations have been utilized in formulating guidance for the first quarter and full year 2016:

Same Store Projected Increases Over 2015
	1Q 2016	Full Year 2016
Revenue	6.0 – 7.0%	6.0 – 7.0%
Operating Costs (excluding property taxes)	3.0 – 4.0%	3.0 – 4.0%
Property Taxes	6.0 – 7.0%	6.0 – 7.0%
Total Operating Expenses	4.0 – 5.0%	4.0 – 5.0%
Net Operating Income	7.0 – 8.0%	7.0 – 8.0%

The Company’s 2016 same store pool consists of the 428 stabilized stores owned since December 31, 2014. The stores purchased in 2014 at Certificate of Occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Houston market is expected to comprise approximately 10.0% of the 2016 forecasted NOI of the Company’s wholly owned stores. Forecasts for the 41 same store pool of properties in the Company’s Houston market include revenue growth of 5.75% – 6.25%, operating expense increases of 4.0% – 5.0% (inclusive of a 6% projected increase in property taxes), and NOI growth of between 6.0% and 7.0%.

The Company intends to spend up to $40 million on its expansion and enhancement program. It has also budgeted $19 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

The Company has assumed $100 million of accretive acquisitions in 2016 in addition to the aforementioned properties under contract or already acquired. Per share FFO guidance is projected after adding back third party acquisition costs. Purchases of these additional properties are expected to be funded via proceeds from the Company’s January 2016 common stock offering and draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

At the conclusion of 2015, the Company operated six self-storage facilities that it acquired during 2014 and 2015 upon issuance of Certificate of Occupancy or in the early stages of lease-up. It also acquired one in Phoenix, AZ and one in Miami, FL in February 2016, and expects to acquire another in Los Angeles, CA in March. Further, it expects to acquire three more such Certificate of Occupancy facilities at various dates later in 2016. Upon acquisition, these properties have insufficient rental revenue to cover operating costs; accordingly, for the first 24 to 36 months of operation, ownership of these facilities is dilutive to FFO per share. The Company expects that during 2016, it will incur such dilution to the extent of $0.07 to $0.08 per share due to the aforementioned acquisitions.

Annual general and administrative expenses are expected to be approximately $41-42 million. The increase over the prior year is primarily due to the need for additional personnel required for recent acquisitions and the Company’s plans to continue expanding its Corporate Alliance program.

Subsequent to our common stock offering in January, 2016, the Company had 39.4 million shares of common stock outstanding and 0.2 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2016 to be approximately $5.45 to $5.51 per share, and between $1.17 and $1.19 per share for the first quarter of 2016.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, February 18, 2016. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “news and events” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 13628177.

ABOUT SOVRAN SELF STORAGE, INC:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates over 500 self storage facilities in 26 states under the name Uncle Bob’s Self Storage®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2015	2014
Assets
Investment in storage facilities:
Land	$480,176	$397,642
Building, equipment and construction in progress	2,011,526	1,780,341
	2,491,702	2,177,983
Less: accumulated depreciation	(465,195)	(411,701)
Investment in storage facilities, net	2,026,507	1,766,282
Cash and cash equivalents	7,032	8,543
Accounts receivable	6,805	5,758
Receivable from joint venture	929	583
Investment in joint venture	62,520	57,803
Prepaid expenses	6,115	6,533
Fair value of interest rate swap agreements	550	-
Intangible asset - in-place customer leases (net of accumulated
amortization of $21,017 in 2015 and $17,662 in 2014)	1,303	2,204
Other assets	11,095	7,094
Total Assets	$2,122,856	$1,854,800

Liabilities
Line of credit	$79,000	$49,000
Term notes	750,000	750,000
Accounts payable and accrued liabilities	48,523	43,551
Deferred revenue	7,511	7,290
Fair value of interest rate swap agreements	15,343	13,341
Mortgages payable	1,993	2,127
Total Liabilities	902,370	865,309

Noncontrolling redeemable Operating Partnership Units at redemption value	18,171	13,622

Equity
Common stock	367	341
Additional paid-in capital	1,388,343	1,156,225
Accumulated deficit	(171,980)	(167,692)
Accumulated other comprehensive loss	(14,415)	(13,005)
Total Shareholders' Equity	1,202,315	975,869
Total Liabilities and Equity	$2,122,856	$1,854,800

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2015	October 1, 2014
	to	to
(dollars in thousands, except share data)	December 31, 2015	December 31, 2014

Revenues
Rental income	$87,996	$78,605
Other operating income	5,552	4,811
Management fee income	1,492	1,272
Acquisition fee income	-	241
Total operating revenues	95,040	84,929

Expenses
Property operations and maintenance (3)	20,915	19,611
Real estate taxes	9,252	7,664
General and administrative (3)	10,201	9,113
Acquisition related costs	576	1,432
Operating leases of storage facilities	-	1,997
Depreciation and amortization	14,349	12,580
Amortization of in-place customer leases	719	1,389
Total operating expenses	56,012	53,786

Income from operations	39,028	31,143

Other income (expense)
Interest expense (A)	(9,328)	(9,247)
Interest income	-	9
(Loss) gain on sale of real estate	(487)	3,399
Equity in income of joint ventures	970	533

Net income	30,183	25,837
Net income attributable to noncontrolling interests	(146)	(144)
Net income attributable to common shareholders	$30,037	$25,693

Earnings per common share attributable to common shareholders - basic	$0.83	$0.76

Earnings per common share attributable to common shareholders - diluted	$0.83	$0.76

Common shares used in basic
earnings per share calculation	36,109,010	33,656,369

Common shares used in diluted
earnings per share calculation	36,327,085	33,845,905

Dividends declared per common share	$0.85	$0.68

(A) Interest expense for the three months ending December 31 consists of the following
Interest expense	$9,032	$9,007
Amortization of deferred financing fees	296	240
Total interest expense	$9,328	$9,247

	January 1, 2015	January 1, 2014
	to	to
(dollars in thousands, except share data)	December 31, 2015	December 31, 2014

Revenues
Rental income	$338,435	$302,044
Other operating income	22,331	18,934
Management fee income	5,836	4,722
Acquisition fee income	-	380
Total operating revenues	366,602	326,080

Expenses
Property operations and maintenance (3)	81,915	75,333
Real estate taxes	36,563	32,097
General and administrative (3)	38,659	35,222
Acquisition related costs	2,991	7,359
Operating leases of storage facilities	683	7,987
Depreciation and amortization	55,083	47,637
Amortization of in-place customer leases	3,423	4,112
Total operating expenses	219,317	209,747

Income from operations	147,285	116,333

Other income (expense)
Interest expense (A)	(37,124)	(34,578)
Interest income	5	40
(Loss) gain on sale of real estate	(494)	5,176
Equity in income of joint ventures	3,405	2,086

Net income	113,077	89,057
Net income attributable to noncontrolling interests	(553)	(526)
Net income attributable to common shareholders	$112,524	$88,531

Earnings per common share attributable to common shareholders - basic	$3.18	$2.68

Earnings per common share attributable to common shareholders - diluted	$3.16	$2.67

Common shares used in basic
earnings per share calculation	35,379,212	33,018,716

Common shares used in diluted
earnings per share calculation	35,600,520	33,190,673

Dividends declared per common share	$3.20	$2.72

(A) Interest expense for the year ending December 31 consists of the following
Interest expense	$35,940	$33,719
Amortization of deferred financing fees	1,184	859
Total interest expense	$37,124	$34,578

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (2) - (unaudited)

	October 1, 2015	October 1, 2014
	to	to
(dollars in thousands, except share data)	December 31, 2015	December 31, 2014

Net income attributable to common shareholders	$30,037	$25,693
Net income attributable to noncontrolling interests	146	144
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	14,780	13,730
Depreciation and amortization from unconsolidated joint ventures	590	500
Gain on sale of real estate	487	(3,399)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(223)	(205)
Funds from operations available to common shareholders	45,817	36,463
FFO per share - diluted	$1.26	$1.08

Adjustments to FFO
Acquisition costs expensed	576	1,432
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings	-	182
Acquisition fee income from Sovran HHF Storage Holdings	-	(240)
Operating leases straight line rent adjustment	-	497
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(3)	(10)
Adjusted funds from operations available to common shareholders	46,390	38,324
Adjusted FFO per share - diluted	$1.28	$1.13

Common shares - diluted	36,327,085	33,845,905

	January 1, 2015	January 1, 2014
	to	to
(dollars in thousands, except share data)	December 31, 2015	December 31, 2014

Net income attributable to common shareholders	$112,524	$88,531
Net income attributable to noncontrolling interests	553	526
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	57,429	50,827
Depreciation and amortization from unconsolidated joint ventures	2,435	1,666
Loss (gain) on sale of real estate	494	(5,176)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(848)	(806)
Funds from operations available to common shareholders	172,587	135,568
FFO per share - diluted	$4.85	$4.08

Adjustments to FFO
Acquisition costs expensed	2,991	7,359
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings	-	367
Acquisition fee income from Sovran HHF Storage Holdings	-	(376)
Operating leases straight line rent adjustment	146	1,987
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(15)	(56)
Adjusted funds from operations available to common shareholders	175,709	144,849
Adjusted FFO per share - diluted	$4.94	$4.36

Common shares - diluted	35,600,520	33,190,673

QUARTERLY SAME STORE DATA (4) * 399 stores owned since 12/31/13 (unaudited)	October 1, 2015	October 1, 2014
	to	to		Percentage
(dollars in thousands)	December 31, 2015	December 31, 2014	Change	Change

Revenues:
Rental income	$76,654	$71,921	$4,733	6.6%
Tenant insurance	2,778	2,455	323	13.2%
Other operating income	1,203	1,164	39	3.4%
Total operating revenues	80,635	75,540	5,095	6.7%

Expenses:
Payroll and benefits	6,989	6,739	250	3.7%
Real estate taxes	7,766	6,859	907	13.2%
Utilities	2,409	2,580	(171)	-6.6%
Repairs and maintenance	3,274	3,231	43	1.3%
Office and other operating expense	2,721	2,612	109	4.2%
Insurance	1,016	1,019	(3)	-0.3%
Advertising & yellow pages	306	342	(36)	-10.5%
Internet marketing (3)	1,208	1,185	23	1.9%
Total operating expenses	25,689	24,567	1,122	4.6%

Net operating income	$54,946	$50,973	$3,973	7.8%

QTD Same store move ins	34,870	35,744	(874)

QTD Same store move outs	37,512	39,354	(1,842)

OTHER COMPARABLE QUARTERLY SAME STORE DATA * (unaudited)	October 1, 2015	October 1, 2014
	to	to		Percentage
	December 31, 2015	December 31, 2014	Change	Change
Stores owned since 12/31/12 (384 stores)
Revenues	$75,461	$70,722	$4,739	6.7%
Expenses including internet advertising	24,237	23,070	1,167	5.1%
Net operating income	$51,224	$47,652	$3,572	7.5%

Stores owned since 12/31/11 (356 stores)
Revenues	$68,437	$64,245	$4,192	6.5%
Expenses including internet advertising	22,282	21,193	1,089	5.1%
Net operating income	$46,155	$43,052	$3,103	7.2%

* See exhibits A and B for supplemental quarterly same store data.

YEAR TO DATE SAME STORE DATA * 399 stores owned since 12/31/13 (unaudited)	January 1, 2015	January 1, 2014
	to	to		Percentage
(dollars in thousands)	December 31, 2015	December 31, 2014	Change	Change

Revenues:
Rental income	$301,525	$284,613	$16,912	5.9%
Tenant insurance	10,979	9,644	1,335	13.8%
Other operating income	5,427	5,147	280	5.4%
Total operating revenues	317,931	299,404	18,527	6.2%

Expenses:
Payroll and benefits	27,469	26,518	951	3.6%
Real estate taxes	31,593	30,041	1,552	5.2%
Utilities	10,925	11,389	(464)	-4.1%
Repairs and maintenance	12,400	11,256	1,144	10.2%
Office and other operating expense	10,294	10,390	(96)	-0.9%
Insurance	4,059	4,152	(93)	-2.2%
Advertising & yellow pages	1,297	1,441	(144)	-10.0%
Internet marketing (3)	5,319	5,307	12	0.2%
Total operating expenses	103,356	100,494	2,862	2.8%

Net operating income	$214,575	$198,910	$15,665	7.9%

YTD Same store move ins	160,553	165,430	(4,877)

YTD Same store move outs	156,900	161,965	(5,065)

OTHER DATA	Same Store (4)		All Stores (5)
	2015	2014	2015	2014

Weighted average quarterly occupancy	90.5%	89.3%	89.8%	88.9%

Occupancy at December 31	90.1%	88.9%	89.4%	88.4%

Rent per occupied square foot	$12.64	$12.04	$12.83	$12.19

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the year ended December 31, 2015:

Beginning balance	$2,177,983
Property acquisitions	278,572
Improvements and equipment additions:
Expansions	16,203
Roofing, paving, and equipment:
Stabilized stores	19,322
Recently acquired stores	4,282
Change in construction in progress (Total CIP $7.0 million)	2,239
Dispositions and Impairments	(6,899)
Storage facilities at cost at period end	$2,491,702

Comparison of Selected G&A Costs (unaudited)	Quarter Ended		Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Management and administrative salaries and benefits	6,645	5,995	23,947	22,337
Training	351	287	1,017	1,046
Call center	491	444	1,896	1,651
Uncle Bob's Management costs	205	51	496	448
Income taxes	(374)	(27)	1,251	927
Legal, accounting and professional	1,147	684	2,853	1,873
Other administrative expenses (6)	1,736	1,679	7,199	6,940
	$10,201	$9,113	$38,659	$35,222

Net rentable square feet	December 31, 2015
Wholly owned properties	30,582,611
Joint venture properties	5,189,872
Third party managed properties	1,179,556
	36,952,039

	December 31, 2015	December 31, 2014

Common shares outstanding	36,710,673	34,105,955
Operating Partnership Units outstanding	168,866	155,484

(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) For all periods presented internet marketing costs are included in property operations and maintenance expense. The internet marketing costs had previously been included in general and administrative expenses. For the three months ended December 31, 2015 and 2014, total internet marketing expense was $1,367 and $1,280, respectively. For the year ended December 31, 2015 and 2014, total internet marketing expense was $5,884 and $5,570, respectively.

(4) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary by Market
Three Months Ended December 31, 2015
(unaudited)

			Avg Qtrly	Avg Qtrly Occupancy for		Revenue			Expenses			NOI
			Rent per	the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	December 31,		Ended December 31,			Ended December 31,			Ended December 31,
Market	Stores	Feet	Square Foot	2015	2014	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Houston-The Woodlands-Sugar Land, TX	40	3,069	$13.56	90.6%	92.4%	$9,843	$9,290	6.0%	$3,115	$3,288	-5.3%	$6,728	$6,002	12.1%
New England-CT-RI-NH-MA-ME	31	1,913	16.58	90.2%	88.4%	7,480	6,991	7.0%	2,326	2,227	4.4%	5,154	4,764	8.2%
Dallas-Fort Worth-Arlington, TX	20	1,364	11.61	93.3%	92.0%	3,835	3,553	7.9%	1,291	1,113	16.0%	2,544	2,440	4.3%
Atlanta-Sandy Springs-Roswell, GA	20	1,353	12.15	91.5%	91.7%	4,005	3,653	9.6%	1,120	957	17.0%	2,885	2,696	7.0%
Buffalo-Upstate, NY	19	1,266	12.98	87.6%	88.0%	3,750	3,499	7.2%	1,308	1,254	4.3%	2,442	2,245	8.8%
New York-Newark-Jersey City, NY-NJ-PA	18	1,068	22.70	92.1%	88.1%	5,783	5,282	9.5%	1,610	1,722	-6.5%	4,173	3,560	17.2%
Austin-Round Rock, TX	15	1,167	12.70	86.7%	85.2%	3,359	3,153	6.5%	1,388	1,077	28.9%	1,971	2,076	-5.1%
New Orleans-Lafayette, LA	14	810	11.34	92.3%	88.9%	2,242	2,188	2.5%	619	640	-3.3%	1,623	1,548	4.8%
Miami-Fort Lauderdale-West Palm Beach, FL	13	858	16.38	91.2%	89.7%	3,383	3,128	8.2%	957	861	11.1%	2,426	2,267	7.0%
San Antonio-New Braunfels, TX	12	713	12.25	91.3%	89.3%	2,099	1,912	9.8%	991	545	81.8%	1,108	1,367	-18.9%
Tampa-St. Petersburg-Clearwater, FL	12	746	13.36	93.7%	91.4%	2,472	2,311	7.0%	737	690	6.8%	1,735	1,621	7.0%
Virginia Beach-Norfolk-Newport News, VA	11	838	10.38	88.1%	85.2%	2,012	1,979	1.7%	710	680	4.4%	1,302	1,299	0.2%
Phoenix-Mesa-Scottsdale, AZ	10	668	10.46	89.6%	87.2%	1,670	1,556	7.3%	456	449	1.6%	1,214	1,107	9.7%
Chicago-Naperville-Elgin, IL	9	693	14.15	90.4%	87.0%	2,305	2,129	8.3%	569	770	-26.1%	1,736	1,359	27.7%
Cleveland-Elyria, OH	9	629	11.44	87.8%	89.0%	1,660	1,578	5.2%	503	586	-14.2%	1,157	992	16.6%
Raleigh-Durham, NC	8	534	11.70	93.0%	91.1%	1,541	1,465	5.2%	392	384	2.1%	1,149	1,081	6.3%
Pensacola-Ferry Pass-Brent, FL	8	602	8.15	87.0%	77.3%	1,159	1,160	-0.1%	454	449	1.1%	705	711	-0.8%
Jacksonville, FL	8	547	10.33	94.3%	94.5%	1,416	1,316	7.6%	476	447	6.5%	940	869	8.2%
St. Louis, MO	8	515	12.86	90.1%	87.1%	1,555	1,442	7.8%	709	470	50.9%	846	972	-13.0%
Montgomery, AL	7	490	9.49	89.4%	85.7%	1,100	984	11.8%	313	313	0.0%	787	671	17.3%
Space Coast, FL	7	525	11.86	90.3%	94.5%	1,462	1,328	10.1%	407	395	3.0%	1,055	933	13.1%
Beaumont-Port Arthur, TX	7	428	12.84	93.4%	93.9%	1,355	1,311	3.4%	413	568	-27.3%	942	743	26.8%
Charlotte-Concord-Gastonia, NC	7	428	11.51	93.3%	92.7%	1,218	1,133	7.5%	365	344	6.1%	853	789	8.1%
Jackson, MS	6	397	11.20	91.6%	92.5%	1,068	1,042	2.5%	294	293	0.3%	774	749	3.3%
Cape Coral-Fort Myers, FL	6	314	11.37	93.7%	87.8%	905	788	14.8%	279	250	11.6%	626	538	16.4%
Chattanooga, TN-GA	5	353	11.07	89.2%	88.0%	913	852	7.2%	317	287	10.5%	596	565	5.5%
Youngstown-Warren-Boardman, OH-PA	5	333	8.81	88.7%	89.5%	695	677	2.7%	253	241	5.0%	442	436	1.4%
Birmingham-Hoover, AL	5	313	8.39	88.8%	84.1%	626	584	7.2%	235	213	10.3%	391	371	5.4%
Columbia, SC	5	287	10.00	95.7%	88.6%	735	674	9.1%	271	294	-7.8%	464	380	22.1%
Other markets	54	3,603	10.54	89.3%	88.9%	8,989	8,582	4.7%	2,811	2,760	1.8%	6,178	5,822	6.1%

Portfolio Total	399	26,824	$12.64	90.5%	89.3%	$80,635	$75,540	6.7%	$25,689	$24,567	4.6%	$54,946	$50,973	7.8%

Properties owned since 12/31/13 (detail shown above)	399	26,824	12.64	90.5%	89.3%	$80,635	$75,540	6.7%	$25,689	$24,567	4.6%	$54,946	$50,973	7.8%
Properties owned since 12/31/12	384	25,721	12.32	90.5%	89.4%	$75,461	$70,722	6.7%	$24,237	$23,070	5.1%	$51,224	$47,652	7.5%
Properties owned since 12/31/11	356	23,532	12.21	90.4%	89.5%	$68,437	$64,245	6.5%	$22,282	$21,193	5.1%	$46,155	$43,052	7.2%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
List includes markets where the Company has five or more stores.

Exhibit B

Sovran Self Storage, Inc.

Same Store Performance Summary by Market
Twelve Months Ended December 31, 2015
(unaudited)

			Revenue			Expenses			NOI
			for the Twelve Months			for the Twelve Months			for the Twelve Months
		Square	Ended December 31,			Ended December 31,			Ended December 31,
Market	Stores	Feet	2015	2014	% Change	2015	2014	% Change	2015	2014	% Change

Houston-The Woodlands-Sugar Land, TX	40	3,069	$38,750	$36,477	6.2%	$13,108	$13,205	-0.7%	$25,642	$23,272	10.2%
New England-CT-RI-NH-MA-ME	31	1,913	29,393	27,907	5.3%	9,575	9,002	6.4%	19,818	18,905	4.8%
Dallas-Fort Worth-Arlington, TX	20	1,364	15,057	14,081	6.9%	5,123	4,974	3.0%	9,934	9,107	9.1%
Atlanta-Sandy Springs-Roswell, GA	20	1,353	15,560	14,350	8.4%	4,386	4,297	2.1%	11,174	10,053	11.2%
Buffalo-Upstate, NY	19	1,266	15,066	14,053	7.2%	5,157	4,943	4.3%	9,909	9,110	8.8%
New York-Newark-Jersey City, NY-NJ-PA	18	1,068	22,313	21,048	6.0%	7,279	7,215	0.9%	15,034	13,833	8.7%
Austin-Round Rock, TX	15	1,167	13,433	12,714	5.7%	4,832	4,343	11.3%	8,601	8,371	2.7%
New Orleans-Lafayette, LA	14	810	8,975	8,781	2.2%	2,578	2,500	3.1%	6,397	6,281	1.8%
Miami-Fort Lauderdale-West Palm Beach, FL	13	858	13,202	12,320	7.2%	3,789	3,751	1.0%	9,413	8,569	9.8%
San Antonio-New Braunfels, TX	12	713	8,250	7,420	11.2%	2,999	2,572	16.6%	5,251	4,848	8.3%
Tampa-St. Petersburg-Clearwater, FL	12	746	9,725	9,124	6.6%	2,879	2,781	3.5%	6,846	6,343	7.9%
Virginia Beach-Norfolk-Newport News, VA	11	838	8,161	8,118	0.5%	2,757	2,630	4.8%	5,404	5,488	-1.5%
Phoenix-Mesa-Scottsdale, AZ	10	668	6,566	6,115	7.4%	1,985	2,109	-5.9%	4,581	4,006	14.4%
Chicago-Naperville-Elgin, IL	9	693	8,997	8,377	7.4%	3,145	3,414	-7.9%	5,852	4,963	17.9%
Cleveland-Elyria, OH	9	629	6,581	6,230	5.6%	2,109	2,060	2.4%	4,472	4,170	7.2%
Raleigh-Durham, NC	8	534	6,144	5,852	5.0%	1,513	1,479	2.3%	4,631	4,373	5.9%
Pensacola-Ferry Pass-Brent, FL	8	602	4,679	4,672	0.1%	1,807	1,858	-2.7%	2,872	2,814	2.1%
Jacksonville, FL	8	547	5,530	5,035	9.8%	1,857	1,829	1.5%	3,673	3,206	14.6%
St. Louis, MO	8	515	6,098	5,766	5.8%	2,179	1,970	10.6%	3,919	3,796	3.2%
Montgomery, AL	7	490	4,226	3,968	6.5%	1,325	1,286	3.0%	2,901	2,682	8.2%
Space Coast, FL	7	525	5,622	5,155	9.1%	1,586	1,527	3.9%	4,036	3,628	11.2%
Beaumont-Port Arthur, TX	7	428	5,378	5,118	5.1%	1,813	1,774	2.2%	3,565	3,344	6.6%
Charlotte-Concord-Gastonia, NC	7	428	4,784	4,396	8.8%	1,382	1,344	2.8%	3,402	3,052	11.5%
Jackson, MS	6	397	4,242	4,054	4.6%	1,206	1,196	0.8%	3,036	2,858	6.2%
Cape Coral-Fort Myers, FL	6	314	3,430	2,943	16.5%	1,108	1,036	6.9%	2,322	1,907	21.8%
Chattanooga, TN-GA	5	353	3,571	3,360	6.3%	1,270	1,201	5.7%	2,301	2,159	6.6%
Youngstown-Warren-Boardman, OH-PA	5	333	2,788	2,696	3.4%	1,016	925	9.8%	1,772	1,771	0.1%
Birmingham-Hoover, AL	5	313	2,457	2,250	9.2%	910	836	8.9%	1,547	1,414	9.4%
Columbia, SC	5	287	2,874	2,689	6.9%	1,114	1,088	2.4%	1,760	1,601	9.9%
Other markets	54	3,603	36,079	34,335	5.1%	11,569	11,349	1.9%	24,510	22,986	6.6%

Portfolio Total	399	26,824	$317,931	$299,404	6.2%	$103,356	$100,494	2.8%	$214,575	$198,910	7.9%

Dollars and square feet in thousands.
List includes markets where the Company has five or more stores.

Exhibit C

Sovran Self Storage, Inc.

Debt Maturity Schedule
December 31, 2015
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (**)	2016	2017	2018	2019	2020	Thereafter	Total

Line of credit	Dec-2019	Variable	1.72%	$-	$-	$-	$79,000	$-	$-	$79,000

Term note	Apr-2016	Fixed	6.38%	150,000	-	-	-	-	-	150,000
Term note	Jun-2020	Swapped to fixed	3.77%	-	-	-	-	125,000	-	125,000
Term note	Jun-2020	Swapped to fixed	3.01%	-	-	-	-	100,000	-	100,000
Term note	Jun-2020	Swapped to fixed	2.77%	-	-	-	-	100,000	-	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Term note	Apr-2024	Fixed	4.53%	-	-	-	-	-	175,000	175,000
Mortgage note	May-2026	Fixed	5.99%	142	151	160	170	181	1,189	1,993

				$150,142	$151	$160	$79,170	$325,181	$276,189	$830,993

(**) Rate as of December 31, 2015 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.4 million in 2016.

Exhibit D

Sovran Self Storage, Inc.

Certificate of Occupancy Performance Summary
December 31, 2015
(unaudited)
(dollars in thousands)

							Revenue		Expenses		NOI
							for the Three Months		for the Three Months		for the Three Months
		# of		Net Rentable	Occupancy at December 31,		Ended December 31,		Ended December 31,		Ended December 31,
Market	Acquired	Stores	Cost	Square Feet	2015	2014	2015	2014	2015	2014	2015	2014

Chicago, IL	May-2014	1	$5,500	52,168	75.8%	47.8%	$164	$82	$77	$100	$87	$(18)
Chattanooga, TN	Sep-2014	1	6,550	57,260	91.5%	49.6%	164	73	82	45	82	28
Chicago, IL	Nov-2014	1	5,750	97,611	69.2%	34.7%	144	12	127	51	17	(39)
Chicago, IL	Mar-2015	1	8,690	64,780	36.1%	0.0%	78	-	121	-	(43)	-
Phoenix, AZ	Jun-2015	1	7,904	64,401	48.1%	0.0%	107	-	67	-	40	-
Boston, MA	Jun-2015	1	10,291	63,475	17.9%	0.0%	29	-	48	-	(19)	-

		6	$44,685	399,695			$686	$167	$522	$196	$164	$(29)

CONTACT:
Sovran Self Storage, Inc.
Diane Piegza, Vice President
Investor Relations and Community Affairs
716-650-6115